As filed with the Securities and Exchange Commission on September 3, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ProFrac Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	87-2424964
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

333 Shops Boulevard, Suite 301 Willow Park, Texas	76087
(Address of Principal Executive Offices)	(Zip Code)

PROFRAC HOLDING CORP. 2025 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Austin Harbour

Chief Financial Officer

333 Shops Boulevard, Suite 301

Willow Park, Texas 76087

(Name and address of agent for service)

(254) 776-3722

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”), either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by ProFrac Holding Corp. (the “Company”) with the SEC are incorporated by reference into this Registration Statement:

•	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 10, 2025;

•	The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 7, 2025;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 7, 2025;

•	The Company’s Current Reports on Form 8-K filed with the SEC on June 3, 2025, June 30, 2025, August 14, 2025 and August 27, 2025;

•	The portions of the Company’s Definitive Proxy Statement, filed with the SEC on April 29, 2025, that were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 10, 2025; and

•	The Company’s description of common stock contained in the Company’s registration statement on Form 8-A filed with the SEC on May 10, 2022.

All reports and other documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Company is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the SEC until and to the extent the information contained therein is superseded or modified by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the Company’s 2025 Employee Stock Purchase Plan, each meeting the requirements of Section 10(a) of the Securities Act.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Second Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”) provide that our directors and officers will be indemnified by us to the fullest extent authorized by the DGCL. In addition, the Charter provides, as permitted by Section 102(b)(7) of the DGCL, that our directors and officers will not be liable for monetary damages to us for breaches of their fiduciary duty as directors or officers, except where such director or officer (i) violated their duty of loyalty to us or our stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) with respect to directors, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, (vi) derived an improper personal benefit from their actions as officers or directors or, (vii) with respect to officers, acted by or in the right of the Company.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered on the books containing the minutes of the proceedings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee, or agent for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.3	Second Amended and Restated Certificate of Incorporation of ProFrac Holding Corp. (incorporated by reference to Exhibit 3.1 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on March 28, 2023).

4.4	Amended and Restated Bylaws of ProFrac Holding Corp., effective as of May 17, 2022 (incorporated by reference to Exhibit 3.2 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

4.5*	ProFrac Holding Corp. 2025 Employee Stock Purchase Plan.

5.1*	Opinion of Foley Hoag LLP.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of John T. Boyd Company.

23.4*	Consent of Foley Hoag LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Willow Park, State of Texas, on September 3, 2025.

PROFRAC HOLDING CORP.

By:	/s/ Matthew D. Wilks
Matthew D. Wilks
Executive Chairman and Director
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew D. Wilks as his or her true and lawful attorney-in-fact, with the power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew D. Wilks	Executive Chairman and Director	September 3, 2025
Matthew D. Wilks	(Principal Executive Officer)

/s/ Johnathan Ladd Wilks	Chief Executive Officer	September 3, 2025
Johnathan Ladd Wilks

/s/Austin Harbour	Chief Financial Officer	September 3, 2025
Austin Harbour	(Principal Financial Officer)

/s/Michael S. Henry	Principal Accounting Officer	September 3, 2025
Michael S. Henry	(Principal Accounting Officer)

/s/Theresa Glebocki	Director	September 3, 2025
Theresa Glebocki

/s/Gerald Haddock	Director	September 3, 2025
Gerald Haddock

/s/Sergei Krylov	Director	September 3, 2025
Sergei Krylov

/s/Stacy Nieuwoudt	Director	September 3, 2025
Stacy Nieuwoudt

/s/Coy Randle	Director	September 3, 2025
Coy Randle